Exhibit 2.6
CERTAIN SCHEDULES AND EXHIBITS HAVE BEEN OMITTED PURSUANT TO ITEM 601(a)(5) OF REGULATION S-K. IN ADDITION, PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO ITEM 601(b)(2) of REGULATION S-K BECAUSE THEY (i) ARE NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY TO THE COMMISSION AN UNREDACTED COPY OF THIS EXHIBIT, OR A COPY OF ANY OMITTED SCHEDULE OR EXHIBIT, UPON REQUEST.

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), made as of the Execution Date (as defined in Section 26 below), by and among JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), a Michigan corporation, successor by merger to JOHN HANCOCK LIFE INSURANCE COMPANY, a Massachusetts corporation, for and to the extent of Separate Account 105 (hereinafter referred to as “Seller”), RAYONIER OPERATING COMPANY LLC, a Delaware limited liability company (hereinafter referred to as “Purchaser”) and FIRST AMERICAN TITLE INSURANCE COMPANY (hereinafter referred to as "Escrow Agent"). Seller and Purchaser being sometimes also hereinafter referred to individually as a “Party” or collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Seller is the owner of certain real property located in Allen, Beauregard, Natchitoches, Sabine, and Vernon Parishes, Louisiana, that it wishes to sell, assign, transfer or convey, together with certain timber and other assets, inventory and rights under certain continuing timber deeds, leases, contracts and other agreements, to Purchaser in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Purchaser wishes to acquire and accept such real property, timber and other assets being transferred to it in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, their respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.Agreement of Purchase and Sale. Subject to the provisions of this Agreement, and for the consideration herein stated, Seller agrees to sell to Purchaser and Purchaser agrees to buy from Seller the real property held by Seller in fee simple more fully described in Exhibit A and as more particularly shown on those certain GIS Maps (“Seller’s GIS Data”) referenced on Exhibit A-1 (the “Owned Property”) and Seller’s leasehold interest in the Property Lease, as defined below, for the real property more fully described on Exhibit A-2 and as more particularly shown on those certain GIS Maps referenced on Exhibit A-1 (the “Leased Property” and together with the Owned Property, collectively, the “Property”) together with (i) all timber growing, standing or lying thereon (collectively, “Timber”), (ii) all buildings thereon, (iii) all roads, bridges, culverts and other improvements and fixtures thereon, (iv) all vegetation and biomass and all carbon in the above-ground living biomass, below-ground living biomass, dead biomass and/or soil located upon the Property, and (v) all other privileges, appurtenances, easements and other rights appertaining thereto, but expressly excluding the Reserved Mineral Royalties (defined below). At Closing (defined below), Seller will also quit claim without any warranty or representation whatsoever, either express or implied, and without recourse against Seller, (i) any and all of Seller’s right, title and interest, if any, in and to any oil, gas and associated hydrocarbons, minerals and mineral substances and associated rights and other subsurface rights owned by Seller or its affiliated or related companies, and any royalties related to the same, located in, on or under the Property, and (ii) any and all present and future rights, credits, benefits, emissions reductions, avoided emissions, emissions removals, offsets, allowances and the avoided emission of climate pollutants, in respect thereof, including environmental or ecosystem services related to greenhouse gases, water, wetland or habitat preservation and species protection, but expressly excluding the Reserved Mineral Royalties. Purchaser acknowledges that Seller makes no representation or warranty whatsoever as to Seller’s ownership or lack of ownership of the rights, if any, described in (i) or (ii) of the immediately preceding sentence. The “Property Lease” shall mean that certain lease more particularly described on Exhibit A-2. On or before Closing, Seller will sever and convey or reserve for itself or its affiliates and their respective successors and assigns all of the rights, title and interest in and to the mineral royalties more particularly described in Schedule 1(b) attached hereto and incorporated herein by reference (collectively, the “Reserved Mineral Royalties”). The Reserved Mineral Royalties may be conveyed by Seller to an affiliate of Seller prior to Closing or reserved by Seller in the Deed (as defined below).

2.Purchase Price. The purchase price (as adjusted pursuant to the terms of this Agreement, hereinafter referred to as the “Purchase Price”) to be paid by Purchaser for the Property shall be TWENTY FIVE MILLION TWO HUNDRED NINETY-TWO THOUSAND SIX HUNDRED NINETY-FOUR AND 00/100 DOLLARS ($25,292,694.00), less a credit for the Earnest Money, and shall be payable to Seller by wire transfer of immediately available funds at the date of Closing to an account designated by Seller. The purchase and sale pursuant to this Agreement is not based on a per-acre price and the Purchase Price shall not be subject to adjustment based on the number of acres within the Property, except as set forth in Section 5(b).

3.Earnest Money. Within five (5) days after the Execution Date of this Agreement, Purchaser shall deliver to Escrow Agent the sum of ONE MILLION TWO HUNDRED SIXTY-FOUR THOUSAND SIX HUNDRED THIRTY-FIVE AND 00/100 DOLLARS ($1,264,635.00) (said amount together with all interest earned thereon is hereinafter referred to as the "Earnest Money"). Escrow Agent agrees to hold the Earnest Money in an interest-bearing account and disburse the Earnest Money in accordance with the terms hereof. At the Closing the Earnest Money shall be applied as a credit against the Purchase Price under Section 2 hereof. The Party entitled to receive the Earnest Money under this Agreement shall be entitled to all interest accrued on the Earnest Money.

4.Closing.

(a)The execution and delivery of the documents and instruments for the consummation of the purchase and sale pursuant hereto (herein referred to as the "Closing") shall take place on or before [****] days after Purchaser’s receipt of Seller’s response to Purchaser’s Title Objections at the offices of the Escrow Agent, subject to extension as hereinafter provided, or such earlier date and time, and/or such other location, as may be mutually agreeable to Seller and Purchaser (the “Closing Date”). Upon completion of the Closing, the transactions contemplated by this Agreement shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).

(b)At the Closing, Seller shall execute, or cause to be executed, the following:

(i)one or more Acts of Conveyance (warranting only against the claims of persons claiming by, through or under Seller) in form appropriate for the State of Louisiana in form attached hereto as Exhibit D, conveying the Property to Purchaser subject to the Permitted Encumbrances (as hereinafter defined) (collectively, the “Deed”). The legal description of the Property to be contained in the Deed shall be the legal description of the Property as set forth on Exhibit A attached hereto and hereby made a part hereof subject to Section 5(b) of this Agreement;

(ii)an affidavit as to the non-foreign status of Seller in form reasonably satisfactory to Seller and Purchaser;

(iii)intentionally deleted;

(iv)an assignment and assumption of Unrecorded Encumbrances (as hereinafter defined) in form attached hereto as Exhibit E;

(v)an assignment and assumption for the Property Lease assigning Seller’s right, title and interest to the Property Lease in form attached hereto as Exhibit E-1;

(vi)an owner’s affidavit reasonably satisfactory to cause the Title Company (as hereinafter defined) to issue an owner’s title insurance policy without exception for the gap, materialmen’s and mechanic’s liens, broker’s liens, or parties in possession subject to the Permitted Encumbrances in form attached hereto as Exhibit F;

(vii)any tax-related or other affidavits required by law in connection with the transfer of the Property;

(viii)a Closing statement;

(ix)a certificate from Seller certifying that all representations and warranties made by Seller in this Agreement are true and correct in all material respects as of the date of this Agreement and as of Closing with the same effect as though made as of Closing;

(x)a certificate from Seller certifying that all representations and warranties made by Seller in this Agreement are true and correct in all material respects as of the date of this Agreement and as of Closing with the same effect as though made as of Closing;

(xi)a Reliance Letter, if applicable;

(xii)notices to all third parties under the hunting leases and other Unrecorded Encumbrances, notifying the third parties of Purchaser’s acquisition of the Property, including notice to the “Servitude Owners” under the Surface Use Agreement dated August 9, 2022;

(xiii)Seller hereby agrees to execute such other certificates and affidavits and do such other acts as may be reasonably necessary to consummate the purchase and sale contemplated hereby and to enable Purchaser to obtain the title insurance policy in accordance with this Agreement.

    (c)    At the Closing, Purchaser shall execute the following:

(i)the assignment and assumption of Unrecorded Encumbrances (as hereinafter defined);

(ii)the assignment and assumption of the Property Lease;

(iii)any tax-related or other affidavits required by law in connection with the transfer of the Property;

(iv)a Closing statement;

(v)a certificate from Purchaser certifying that all representations and warranties made by Purchaser in this Agreement are true and correct as of the date of the Agreement and as of Closing with the same effect as though made as of Closing; and

(vi)Purchaser hereby agrees to execute such other certificates and affidavits and do such other acts as may be reasonably necessary to consummate the purchase and sale contemplated hereby and to obtain the title insurance policy in accordance with this Agreement.

5.Title.

(a)Seller agrees to convey to Purchaser fee simple title to the Property by the Deed, free and clear of all liens, encumbrances, mortgages, deeds of trust, deeds to secure debt, assessments, agreements, options and covenants, except for such matters as are set forth on Exhibit B attached hereto (the "Permitted Encumbrances").

(b)Seller has obtained and made available to Purchaser one or more commitments for an owner’s title insurance policy insuring title to the Property (collectively, the “Title Commitment”) from First American Title Insurance Company (the “Title Company”), together with copies of all title exceptions referenced in the Title Commitment. Purchaser shall have until [****], to review the Title Commitment (the “Title Review Period”) and provide Seller with written notice (the “Title Objection Notice”) of Purchaser’s objections to title exceptions set forth in the Title Commitment which, in Purchaser’s reasonable judgment, (i) would materially and adversely affect the use, enjoyment or value of any parcel of the Property for the commercial growing and harvesting of timber and other forestry uses, (ii) constitute a Title Failure (as hereinafter defined) and (iii) lack of access to any tract of Timberlands except the Lack of Access Parcels (each, a “Title Objection”). Notwithstanding anything to the contrary set forth herein, Purchaser shall have no right to object to any Permitted Encumbrances or the Lack of Access Parcels, as defined on Exhibit B-1 and, for the purposes of this Agreement, the Permitted Encumbrances and any claim of lack of legal or practical access to any of the Lack of Access Parcels shall not be considered a Title Objection. Purchaser shall have the right to object to any new title exception created or suffered between the effective date of each Title Commitment and the Closing Date, but only to the extent that such new exception is a Title Failure or materially and adversely affects the use, enjoyment or value of any parcel for the commercial growing and harvesting of timber and other forestry uses. For purposes of this Section 5, a “Title Failure” means (x) any portion of the Property that is not, or immediately prior to the Closing will not be, (i) owned in fee or lease (in the case of the Leased Property) in its entirety by Seller subject only to the Permitted Encumbrances or (ii) otherwise insurable by the Title Company without exception (other than the Permitted Encumbrances) at standard rates, or (y) any portion of the real property consisting of at least [****] acres or more represented by Seller’s GIS Data as being owned by Seller but which is found by Purchaser’s mapping/legal description verification vendor to be excluded from the legal description of the Property as set forth on Exhibit A attached hereto and hereby made a part hereof. Purchaser acknowledges and agrees that unmappable legal descriptions alone, shall not constitute a Title Failure but shall constitute a valid Title Objection.

If Purchaser timely delivers the Title Objection Notice, Seller shall provide written notice to Purchaser within [****] days after Seller’s receipt of the Title Objection Notice indicating Seller’s election to either cure such Title Objection or not cure such Title Objection. If Seller fails to timely notify Purchaser of any election whether or not to cure any Title Objection, Seller shall be deemed to have elected not to cure such Title Objection. Seller may, at its sole option, (i) cure any Title Objection or (ii) not cure any Title Objection; provided, however, that to the extent a Title Objection consists of a lien, mortgage, deed of trust or deed to secure debt securing a monetary obligation (each a “Monetary Lien” and collectively, “Monetary Liens”), Seller shall be required to cure and remove all Monetary Liens prior to or at Closing, excluding any Monetary Liens arising by, through or under Purchaser. For purposes of this Agreement, curing a Title Objection may include obtaining affirmative title coverage for Purchaser at regular rates, insuring against loss or damage arising from such Title Objection at no additional cost to Purchaser. In the event Seller elects or is deemed to have elected not to cure any Title Objection (other than Monetary Liens), then Purchaser, at its sole election, may, within [****] days after Purchaser’s receipt of Seller’s response to Purchaser’s Title Objections, either: (A) waive such Title Objections and proceed to the Closing, accepting title to those portions of the Property that are subject to such uncured Title Objections without adjustment to the Purchase Price (“Accepted Title Objections”); or (B) exclude from the Property those portions of the Property that are subject to such uncured Title Objections (a “Title Carveout”) only to the extent that the value of all Title Objection Carveouts in the aggregate, as determined by the reference to the agreed upon land and Timber values for the Property (the “Title Objection Carveout Value”), which values are set forth on Exhibit G attached hereto and hereby made a part hereof (the “Value Table”), exceeds [****] in the aggregate (the “Title Objection Carveout [****] in which event the Purchase Price shall be reduced in the amount equal to the amount that the aggregate Title Objection Carveout Value exceeds the Title Objection Carveout Basket. Notwithstanding the

foregoing, Purchaser shall have the right to a Title Objection Carveout with respect to any Title Objection which relates to a Title Failure, in which event the Purchase Price shall be reduced by an amount equal to the applicable Title Objection Carveout Value without application of the Title Objection Carveout Basket. Except for issues related to a Title Failure, Purchaser shall be required to elect clause (A) if the aggregate Title Objection Carveout Value does not exceed the Title Objection Carveout Basket. Notwithstanding the foregoing, each Title Carveout in which Seller has an interest shall be a Marketable Parcel and shall provide Seller with reasonable easements for access and utilities to, and Purchaser with reasonable easements for access and utilities across and over, such Title Carveout. For purposes of this Agreement, “Marketable Parcel” means a parcel of minimum sufficient acreage, as reasonably determined by Seller and subject to Purchaser’s reasonable approval (but at least [****] acres), to be “marketable” and subject to compliance with any applicable subdivision laws (with Seller being entitled to subdivide the Property to comply with such applicable laws at Seller’s sole cost and expense). The deletion of the Title Carveout and adjustment of the Purchase Price shall constitute a cure by Seller of Purchaser’s Title Objection or Title Failure as to such parcel.

(c)Except for Permitted Encumbrances and as set forth on Schedule 5(c) attached hereto and incorporated herein by reference, so long as this Agreement remains in force, Seller shall not lease, encumber or convey all or part of the Property or any interest therein, enter into any renewal, amendment or extension of any existing Permitted Encumbrance, or enter into any agreement granting to any person any right with respect to the Property or any portion thereof, without the prior written consent of Purchaser, except for (i) the New Easements, (ii) the sale of Timber pursuant to the Ongoing Harvest Contracts, (iii) the matters set forth on Schedule 5(c), and (iv) the renewal of existing recreational or hunting leases on substantially the same or better terms as currently in effect and except for the entry in the ordinary course of business into new recreational or hunting leases substantially in the form of existing recreational leases to which Seller is a party. Seller shall provide Purchaser with a complete list and copies of all new recreational or hunting leases and all renewals entered into by Seller after the date of this Agreement no later than [****] business days prior to the Closing Date.

6.Inspection.

(a)Upon reasonable prior written notice to Seller (which notice can be by email to Seller’s designated representative), and receipt of authorization from Seller (which shall not be unreasonably withheld, conditioned or delayed), prior to the Closing Date or termination of this Agreement in accordance with the terms of this Agreement, Purchaser, through its authorized agents or representatives, may enter upon the Property at all reasonable times for the purposes of making inspections and other studies; provided, however, that neither Purchaser nor its agents or representatives shall (i) enter upon the Property, for the purpose of preparing Phase II Environmental reports or making any soil borings or other invasive or other subsurface environmental investigations relating to all or any portion of the Property, (ii) prepare or instruct its agents or representatives to prepare Phase II Environmental reports or make any soil borings or other invasive or other subsurface environmental investigations relating to all or any portion of the Property, or (iii) except as may be required by applicable law and except pursuant to the ordinary course of Purchaser’s due diligence investigations, contact any official or representative of any governmental authority regarding hazardous substances on or the environmental condition of the Property without Seller’s prior written consent thereto. Upon the completion of such inspections and studies, Purchaser, at its expense, shall repair any damage caused to the Property and remove all debris resulting from and all other material placed on the Property in connection with Purchaser’s inspections and studies. Purchaser shall continuously maintain Commercial General Liability insurance with respect to Purchaser's and Purchaser's Representatives activities upon the Timberlands, with limits not less than [****] in the aggregate, providing coverage for property damage and personal injury liability (whether arising out of Purchaser's acts or the acts of Purchaser's Representatives). Purchaser shall include the Seller, Manulife Investment Management Timberland and Agriculture Inc, and Manulife Investment Management Forest Management Inc as additional insureds and, prior to any such entry upon the Timberlands, shall provide Seller with written evidence of such insurance.

(b)Purchaser hereby agrees to indemnify and hold Seller and the Seller Parties harmless from and against any and all causes, claims, demands, losses, liabilities, costs, damages, expenses and fees (including, but not limited to, reasonable attorney’s fees) to the extent incurred or suffered by or asserted against the Seller Parties caused by or related to Purchaser’s inspection of the Property or entry upon the Property, excepting any and all causes, claims, demands, losses, liabilities, costs, damages, expenses and fees (including, but not limited to, reasonable attorney’s fees) arising from (i) the negligence or intentional misconduct of Seller and its property manager or any actions of third parties not engaged by or affiliated with Purchaser, and (ii) the mere discovery of pre-existing conditions. The foregoing indemnification shall survive any termination, cancellation or expiration of this Agreement or the Closing of the purchase and sale contemplated hereby.

(c)In the event that all Purchase Price adjustments (excluding adjustments and prorations set forth in Sections 8(b), 11(a) and 11(b)) exceed [****] of the Purchase Price, either Party may terminate this Agreement, in which event the Earnest Money along with any interest shall be returned to Purchaser, and neither Party shall have any further rights or obligations hereunder (subject to survival of those provisions hereof which expressly survive termination of this Agreement).

7.Environmental. Purchaser acknowledges receipt of a Phase I Environmental Site Assessment [****] conducted by [****] Purchaser has reviewed, approved and accepted the Phase I Assessment and the environmental condition of the Property. At Closing, at the election of Purchaser, the Environmental Consultant shall issue in favor of Purchaser a Reliance Letter for the Phase I Assessment (the “Reliance Letter”) or revise and amend the Phase I Assessment to name Purchaser as an additional intended user of such Phase I Assessment. Seller shall be responsible for the cost of the Phase I Assessment and the Reliance Letter.

8.Condition of Property; Damage; Condemnation.

(a)Seller agrees that at the Closing the Property shall be in the same condition as exists on the date hereof, subject to natural wear and tear, condemnation and casualties, the Ongoing Harvest Operations (as hereinafter defined) and the Permitted Encumbrances.

(b)Purchaser and Seller acknowledge and agree that: (i) Seller has made available to Purchaser the Timber inventory with completed harvest data in the dataroom named [****] (the “Seller’s Inventory Data”); (ii) Seller will continue to conduct ongoing timber harvesting operations until Closing pursuant to the pay-as cut contracts identified on Exhibit C-2 (the “Pay-As Cut Contracts”) and the lump sum contracts identified on Exhibit C-3 attached hereto (the “Lump Sum Contracts”), and together with the Pay-As Cut Contracts collectively, the “Ongoing Harvest Operations”); and (iii) prior to Closing, harvesting operations and close out activities on the Property will be conducted consistent with the Pay-As Cut Contracts and Lump Sum Contracts (where applicable) and with Seller’s standards on other similarly situated tracts harvested by Seller. Purchaser shall receive a credit against the Purchase Price at Closing for all Timber harvested prior to the date that is [****] days prior to the Closing Date from the Ongoing Harvest Operations or otherwise (the “Pre-Closing Ongoing Harvest Volume”) in an amount equal to the value of such harvested Timber, based upon the Value Table (the “Ongoing Harvest Adjustment”) In addition, if Purchaser provides written notice to Seller (along with information necessary to support Purchaser’s claim) no later than [****] prior to the Closing Date that Purchaser has identified any additional tracts of the Property (outside of the Ongoing Harvest Operations) which have been clear cut or otherwise materially misrepresented in the Seller’s Inventory Data as unharvested tracts of merchantable timber from the time period of [****] through Closing and have not been identified or updated in Seller’s Inventory Data (each an “Undisclosed Inventory Issue”) and the total acreage of a Undisclosed Inventory Issue exceeds [****] acres (“Undisclosed Inventory Issue Threshold”), Purchaser shall receive a credit against the Purchase Price at Closing for the aggregate amount of each Undisclosed Inventory Issue which exceeds the Undisclosed Inventory Issue Threshold, based upon the Value Table. No later than thirty (30) days after the Closing Date, Seller shall provide an accounting (with supporting data and methodologies) of the Ongoing Harvest Operations through the Closing Date (the “Ongoing Harvest Reconciliation”), to Purchaser for the actual volume and product of Timber harvested and removed pursuant to the Ongoing Harvest Operations through the Closing Date together with an electronic account of tickets for such Ongoing Harvest Operations (the “Actual Ongoing Harvest Volume”). Seller shall pay Purchaser for the value of Timber harvested in excess of the Pre-Closing

Ongoing Harvest Volume, based upon the Value Table, within [****] business days after Seller delivers the Ongoing Harvest Reconciliation to Purchaser by wire transfer of immediately available funds. At Closing, Seller will assign to Purchaser and Purchaser will assume from Seller any Pay-As Cut Contracts and Lump Sum Contracts (collectively, the “Ongoing Harvest Contracts”) that remain uncancelled and in effect as of the date of Closing. Within [****] days after Closing, Seller shall provide written notice to the third parties under the Pay-As Contracts and Lump Sum Contracts of the Property change in ownership and the assignment to Purchaser of said agreements. The terms and conditions of this Section 8(b) shall survive Closing.

(c)Purchaser shall bear the risk of loss or damage to the Property and/or Timber from any Casualty Loss or Condemnation of any portion of the Property and/or Timber, prior to Closing, if, but only if, such Casualty Loss or Condemnation does not cause a reduction in the value of the Property (per the Value Table) greater than [****] in the aggregate, it being assumed for purposes of this computation that the value of the Property and Timber is equal to the Purchase Price. Notwithstanding the occurrence of any such Casualty Loss or Condemnation which is [****] or less, in the aggregate, Purchaser and Seller shall complete the Closing without adjustment of Purchase Price. Seller shall bear the risk of loss or damage to the Property and improvements thereon from any Casualty Loss or Condemnation of any portion of the Property, prior to Closing if, but only if, such loss, damage or condemnation causes a reduction in the value of the Property (per the Value Table) greater than [****] , it being assumed for purposes of this computation that the value of the Property, Timber and the improvements located thereon is equal to the Purchase Price. In the event of such Casualty Loss or Condemnation prior to Closing which causes a reduction in value of the Property and Timber (per the Value Table) greater than [****] , Purchaser shall proceed with Closing provided that (i) in the case of Casualty Loss, Purchaser shall receive a reduction in the Purchase Price equal to the amount of such Casualty Loss as determined in accordance with this Section 8(c), or (ii) in the case of a Condemnation, Seller shall assign all of Seller’s rights to such Condemnation award or proceeds for the Property and Timber to Purchaser. In the event it shall become necessary, pursuant to this Section 8(c), to determine the amount of any change in the value of the Property and Timber, and Seller and Purchaser are unable to agree on the amount of such change within [****] days after the occurrence of such Casualty Loss or Condemnation, Seller and Purchaser will refer the matter to a forestry consultant (the “Consultant”), and each will, at a mutually agreed time within three days after such referral, submit to the Consultant their respective calculations of the fair market value of such damaged or lost Property and Timber. Within thirty (30) days of such submissions, the Consultant shall determine the fair market value of the damaged or lost Property and Timber in accordance with this Section 8(c) and shall select one of the two submissions of the Parties (and shall not select any other amount) as being most representative of the fair market value of such damaged or lost Property and Timber in accordance with this Section 8(c), and the decision of the Consultant shall be final and binding on both Parties, and the costs of such determination shall be divided equally between Purchaser and Seller. The Consultant shall be required to use the land and Timber values set forth in the Value Table in making its determination. The date of Closing shall be extended to the extent reasonably necessary to permit the determination of the amount of any change in the value of the Property and Timber and/or to permit any election made pursuant to the provisions of this Section 8(c). For purposes of this Agreement, “Casualty Loss” shall mean any material physical damage to or loss of the Timber on any portion of the Property (except any Timber which Seller has the right to remove pursuant to the Ongoing Harvest Operations) in excess of [****] in the aggregate, as reasonably determined by Seller and Purchaser using the Value Table (in the case of Timber) by fire, windstorm, hurricane, earthquake, or flood, occurring prior to the Effective Time.

If at any time prior to the Closing, there is any Casualty Loss or any action or proceeding is filed or threatened under which the Property and Timber or any part thereof may be taken pursuant to any law, ordinance or regulation by condemnation or the right of eminent domain (collectively, “Condemnation”), then Seller shall provide Purchaser with written notice of such Casualty Loss or Condemnation, promptly following Seller’s knowledge of such Casualty Loss or Condemnation, which notice shall also include an estimate of the fair market value of the damaged or lost Timber (or Property and Timber affected by such Condemnation), as determined in good faith by Seller based on the Value Table, resulting from such Casualty Loss or Condemnation.

9.Warranties and Representations.

9.1    Seller’s Representations and Warranties. Except as otherwise disclosed to Purchaser herein, Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a)Seller is a corporation validly existing and in good standing under the laws of the State of [****] and has all requisite corporate power and authority to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and all ancillary agreements; and (iii) perform its obligations and consummate the transactions contemplated hereby and by the ancillary agreements. Seller is qualified or registered as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which the location of its properties makes such qualification necessary. Except as otherwise expressly set forth in this Agreement: (i) the execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Seller have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Seller are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby; (ii) this Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; (iii) neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated herein constitute a violation of applicable law or Seller's charter or bylaws or other organizational documentation or agreements or result in the breach of, or the imposition of any lien on any assets of Seller pursuant to, or constitute a default under, any indenture or bank loan or credit agreement, or other agreement or instrument to which Seller is a party or by which it or any of its properties may be bound or affected, including, without limitation, any Unrecorded Encumbrances, or any permit, license, order, judgment or decree of any governmental authority by which Seller or the Property is or may be bound; and (iv) except for the consents, approvals, or authorizations which will have been obtained or actions which will have been taken on or prior to the Closing Date, no consent, approval, authorization or action by any governmental authority or any person or entity having legal rights against or jurisdiction over Seller is required in connection with the execution and delivery by Seller of this Agreement or for consummation by Seller of the transactions contemplated herein.

(b)Attached hereto as Exhibit C-1, Exhibit C-2, and Exhibit C-3 (collectively, “Exhibit C”) is a true and accurate summary of all unrecorded encumbrances, contracts, agreements, licenses or leases created by Seller and currently affecting the Property and (excluding the Ongoing Harvest Contracts that have been completed and terminated) which will be assigned to Purchaser at Closing (collectively, the “Unrecorded Encumbrances”). Seller has made available to Purchaser true and complete copies, of the Unrecorded Encumbrances, the Property Lease and each material amendment, supplement, and modification in respect of any of the foregoing. Except for the Unrecorded Encumbrances, Seller has not entered into any unrecorded agreements which relate to the Property and that will remain in effect after the Effective Time. Each of the Unrecorded Encumbrances and the Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement or the Closing Documents will not result in a breach or default under such Unrecorded Encumbrances or Property Lease, or otherwise cause such Unrecorded Encumbrances or Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. The transactions contemplated by this Agreement will not result in a breach or default under any of the Unrecorded Encumbrances or the Property Lease, and neither Seller, nor to Seller’s knowledge, any other party to such Unrecorded Encumbrances is in breach or default under any of the Unrecorded Encumbrances or the Property Lease. To Seller’s knowledge, no event or condition exists or has occurred which with notice, the passage of time or otherwise would constitute a breach or default under any of the Unrecorded Encumbrances or the Property Lease or permit the termination or acceleration of rent or other amounts payable under such Unrecorded Encumbrances or Property Lease. The Property is not subject to any unrecorded options to purchase or similar agreements entered into by Seller or, to Seller’s knowledge, any of Seller’s predecessors in title.

(c)Except for liens of ad valorem property taxes reflected in the Title Commitments, there are no liens or other encumbrances on any of the Property that arose in connection with any failure or alleged failure by Seller to timely pay any taxes. All taxes related to the Property required to be withheld and paid have been timely withheld and paid.

(d)Except as disclosed on Schedule 9.1(d), and for the lawful application of chemicals in connection with customary silvicultural practices, and as otherwise disclosed in the Phase I Assessment, to Seller’s knowledge, (i) there have been no Hazardous Substance stored, handled, transported from or to or disposed in, on or about the Property in quantities requiring remediation under applicable law; (ii) Seller has not received any written notice of any violation of, or liability under, any Environmental Law in connection with the operation of Seller on the Property, or specifying that the Property is or is contemplated to be targeted for clean-up of any Hazardous Substances and no such notices are threatened or pending; (iii) there are no public or private landfills on the Property, provided, however, the Property may contain small, unauthorized household dump sites typical of rural timberlands not to exceed [****] ; (iv) except for above ground storage tanks for saltwater owned and operated by others in connection with oil and gas exploration and development, there are not, and to Seller’s knowledge, have not in the past been, any underground or above ground storage tanks on the Property. For the purposes of this Agreement, “Hazardous Substances” means any chemical, compound, constituent, material, waste, contaminant (including petroleum, crude oil or any fraction thereof) or other substance, defined as hazardous or toxic, or otherwise regulated by any of the following laws and regulations promulgated thereunder as amended from time to time prior to the Execution Date: (i) the Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act), 42 U.S.C. § 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; (v) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (vi) the Clean Air Act, 42 U.S.C. § 7401 et seq.; and (vii) all laws of the states in which the Property is located that are based on, or substantially similar to, the federal statutes listed in parts (i) through (vi) of this subparagraph.

(e)Except as disclosed on Schedule 9.1(e), (i) Seller’s use of the Property is in material compliance with all statutes, ordinances, rules, regulations, orders, and requirements of all governmental authorities having jurisdiction over the Property and Seller has not received any written notice of any enforcement action or violation from any federal, state, and local authorities and any other governmental entity having jurisdiction over the Property and (ii) Seller has not received any written notice from any such governmental entity of any continuing violation of any of the aforesaid statutes, ordinances, rules, regulations, orders, and requirements.

(f)Except as disclosed on Schedule 9.1(f), there is no pending or, to Seller’s knowledge, threatened action or proceeding (including, but not limited to, any condemnation or eminent domain action or proceeding) before any court, governmental agency or arbitrator which may adversely affect Seller’s ability to perform this Agreement, or which may affect the Property after Closing. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a governmental authority or by an arbitrator) against Seller (or affecting any of the Property) that prohibit or restrict or could reasonably be expected to result in any material delay of the consummation of the transactions contemplated by this Agreement.

(g)Except for the Ongoing Harvest Operations, there are no outstanding, unrecorded contracts or agreements with third parties pursuant to which any third party has the right to cut, harvest or remove Timber from the Property. To Seller’s knowledge, no Timber has been removed from the Property except for (i) Timber harvested and removed pursuant to the Ongoing Harvest Operations and credited in accordance with Section 8(b), (ii) de minimus amounts of Timber harvested and removed by third parties pursuant to any Permitted Encumbrance, or (iii) Timber otherwise removed and reflected in Seller’s Inventory Data.

(h)Except as disclosed on Schedule 9.1(h), (i) the Property is not subject to any unrecorded habitat conservation plans arising from the presence of fish or wildlife listed as endangered under federal Endangered Species Act, as amended, or any applicable federal, state or local laws, rules or regulations relating to the protection of endangered species, and (ii) to Seller’s knowledge, the Property has not been designated as “critical habitat” as that term is defined by 16 U.S.C. § 1532(6).

(i)Seller is not, and will not become, a person or entity with whom U.S. persons are restricted from doing business with under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury (including those named on OFAC’s Specially Designed and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), the US Patriot Act, or other governmental action.

(j)Except as set forth on Exhibit C (i) no parties have the right to possess the property and (ii) Seller has not received any written notice during Seller’s period of ownership that there are any, and to Seller’s knowledge, there are no, parties that may claim to adversely possess any part of the Property being conveyed to Purchaser. Except as set forth on Schedule 9.1(j), to Seller’s knowledge, no boundary disputes or encroachments affect the Property or any portion thereof.

9.2    Purchaser’s Representations and Warranties. Except as otherwise disclosed to Seller herein, as of the date hereof and as of the Closing Date, Purchaser represents and warrants to Seller as follows:

(a)Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of the state in which it is formed and has all requisite limited liability company power and authority to: (i) own, lease and operate its properties and assets and to carry on its business as now being conducted; (ii) execute this Agreement and the ancillary agreements to which it is a party; and (iii) perform its obligations and consummate the transactions contemplated hereby and thereby.

(b)Purchaser is qualified or registered as a foreign limited liability company for the transaction of business and is in good standing under the laws of each jurisdiction in which the location of its properties makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or registered would not, individually or in the aggregate, have a material adverse effect on its financial condition or results of operation or on its ability to perform its obligations under this Agreement and the ancillary agreements to which it is a party.

(c)The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Purchaser have been duly and validly authorized by all necessary limited liability company action, and no other proceedings on the part of Purchaser are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)Purchaser has the financial capacity to make payment in full of the Purchase Price and to pay all expenses and fees payable by Purchaser associated with this Agreement and the transactions contemplated by it.

(e)Purchaser is not, and will not become, a person or entity with whom U.S. persons are restricted from doing business with under the regulations of OFAC of the Department of Treasury (including those named on OFAC’s Specially Designed and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), the US Patriot Act, or other governmental action.

9.3    Survival; Indemnification and Knowledge.

(a)Survival. For a period of [****] from and after the Closing Date (the “Survival Period”), Seller shall, subject to the other terms and conditions of this Section 9.3, indemnify, defend and hold Purchaser, and any of its respective agents, employees, officers and directors, and each of the heirs, executors, successors and assigns thereof harmless from any and all actual damages, claims, actions, demands, liabilities, losses, fines, costs, expenses (including reasonable attorneys’ fees), whether or not resulting from third-party claims (each of the foregoing, a “Loss”) asserted against or suffered by Purchaser, arising out of or with respect to (i) any breach of any representation or warranty of Seller in this Agreement, and (ii) breach of any covenant or agreement of Seller in this Agreement. For the Survival Period, Purchaser shall, subject to the other terms and conditions of this Section 9.3, indemnify, defend and hold Seller, and any of its respective agents, employees, officers and directors, and each of the heirs, executors, successors and assigns thereof harmless from any and all Losses asserted against or suffered by Seller, arising out of or with respect to (i) any breach of any representation or warranty of Purchaser in this Agreement, and (ii) breach of any covenant or agreement of Purchaser in this Agreement.

(b)The provisions of this Section 9 shall survive Closing until the expiration of the Survival Period; provided, however, that: (i) neither Seller nor Purchaser shall have any liability for any damages for any breach of any representation, warranty, or covenant in this Agreement by Seller or Purchaser, as applicable, unless such breaches, individually or in the aggregate, result in damages in excess of [****] (the “Indemnity Basket”), and (ii) in no event shall Seller’s or Purchaser’s liability for damages for all breaches of any such representations, warranties or covenants in this Agreement by Seller or Purchaser, as applicable (notice of which are received in writing by Seller from Purchaser or Purchaser from Seller, as applicable, during the Survival Period), in the aggregate exceed [****] of the Purchase Price (the “Indemnity Cap”). [****]

(c)Notwithstanding anything to the contrary set forth herein: (1) unless a Party delivers written notice to the other Party in accordance with this Section 9.3(c), prior to the expiration of the Survival Period, the Parties agree that no claims or causes of action may be brought against any Party or any of its directors, officers, employees, affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations and warranties contained in this Agreement, and to the fullest extent permitted by applicable law, the foregoing shall constitute the express intent of the Parties to shorten the period of limitations for bringing claims on account of a Party’s breach of its representations, warranties, covenants and agreements contained in this Agreement if a longer period would otherwise be permitted by applicable law; (2) if on or prior to the Closing, Purchaser has actual knowledge (which shall not include implied, imputed or constructive knowledge), without any duty to investigate, of any information that would cause one or more of the representations and warranties made by Seller in this Agreement, to be inaccurate as of the date made or as of the Closing Date, then Purchaser shall not have any right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof; and (3) if on or prior to the Closing, Seller has actual knowledge (which shall not include implied, imputed or constructive knowledge) of any information that would cause one or more of the representations and warranties made by Purchaser in this Agreement, to be inaccurate as of the date made or as of the Closing Date, then Seller shall not have any right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof.

(d)For purposes of this Agreement, “Seller’s knowledge” or “knowledge of Seller” shall be defined as the present, actual knowledge only, and not any implied, imputed or constructive knowledge, without any independent investigation having been made or any implied duty to investigate, of the following listed officers and employees of Seller and Manulife Investment Management Timberland and Agriculture Inc: [****]

10.Brokerage Commission. Each party represents and warrants to the other that no real estate broker or agent other than [****] has been instrumental in the procurement of this Agreement. Pursuant to separate agreement, Seller shall be responsible for the payment of any commission due Broker. Seller shall indemnify and hold Purchaser harmless from all claims, losses, liabilities and expenses (including but not limited to reasonable attorneys' fees and court costs actually incurred) which Purchaser may incur on account of any claim which may be asserted against Purchaser, whether or not meritorious, by any broker or other person on the basis of any agreements made or alleged to have been made by or on behalf of Seller. Purchaser shall indemnify and hold Seller harmless from all claims, losses, liabilities and expenses (including but not limited to reasonable attorneys' fees and court costs actually incurred) which Seller may incur on account of any claim which may be asserted against Seller, whether or not meritorious, by any broker or other person on the basis of any agreements made or alleged to have been made by or on behalf of Purchaser other than any payment due Broker. This Section 10 shall survive the Closing or any termination, cancellation or expiration of this Agreement.

11.Taxes; Expenses.

(a)Ad valorem real property taxes on the Property and special assessments shall be prorated as of the Effective Time on the Closing Date. If actual tax bills for the calendar year of Closing are not available, said taxes shall be prorated based on tax bills for the previous calendar year and the parties hereto agree to cause a reproration of said taxes upon the receipt of tax bills for the calendar year of Closing. This obligation to reprorate shall survive the closing of the purchase and sale contemplated hereby. If the Property is not designated a separate tax parcel, said taxes shall be adjusted to an amount bearing the same relationship to the total tax bill which the acreage contained within the Property bears to the acreage contained within the property included within said tax bill.

(b)All rent and other income, other than the payments made pursuant to the Ongoing Harvest Contracts which are addressed in Section 8(b), and all expenses relating to the Property, including any rents due from Seller under the Property Lease, shall be prorated as of the date of Closing. If the actual rent and other income and all expenses relating to the Property are not known as of the date of Closing, then within (30) days after Closing, Seller and Purchaser shall reconcile such actual rent and other income and all expenses with the prorations done at Closing. All annual payments under any of the Unrecorded Encumbrances being assigned to Purchaser at Closing, which are applicable to the year in which Closing occurs, shall be prorated as of the date of Closing; provided, however, no advance payments, prepayments or annual payments received by Seller for any year prior to the year of Closing shall be prorated. This Section 11(b) shall survive the Closing.

(c)Intentionally Deleted.

(d)[****]

(e)[****]

(f)Each party shall pay its respective costs and expenses of legal representation and each party shall pay ½ of any escrow fees charged by the Escrow Agent.

(g)Purchaser shall be solely responsible and liable for any deferred, rollback, recapture or other tax or assessment imposed or charged with respect to the Property or any part thereof for or relating to any periods prior to or subsequent to the Closing based on any change of use of the Property by Purchaser. Seller shall be solely responsible and liable for any deferred, rollback, recapture or other tax or assessment imposed or charged with respect to the Property or any part thereof for or relating to any periods prior to the Closing arising from the change of use by Seller or the sale of the Property to Purchaser. The provisions of this Section 11(g) shall survive the Closing.

(h)[****]

12.Earnest Money; Default; Remedies.

(a)If the purchase and sale of the Property contemplated hereby is not consummated because of a default by Purchaser under this Agreement, then Seller shall have the right to require Escrow Agent to pay the Earnest Money to Seller as full liquidated damages and not as a penalty (the parties hereto acknowledging that Seller's damages as a result of such default are not capable of exact ascertainment and that said liquidated damages are fair and reasonable). Notwithstanding anything to the contrary set forth in this Section 12, this Section 12 shall not limit Purchaser’s liabilities or obligations pursuant to Sections 6(b), 10 and 24 of this Agreement.

(b)If the purchase and sale of the Property contemplated hereby is not consummated because of a default by Seller under this Agreement and such default continues for [****] business days after Seller’s receipt of written notice of such default, then Purchaser, as its sole and exclusive remedy, shall have the right at Purchaser’s option to (i) terminate this Agreement, whereupon Escrow Agent will return the Earnest Money to Purchaser and Purchaser shall be entitled to reimbursement of up to, but not to exceed, [****], of its reasonable third party cost and expenses incurred in connection with this Agreement, and the parties hereto will have no further rights or obligations hereunder (except as otherwise expressly provided herein), or (ii) waive any such default and proceed to Closing, or (iii) seek specific performance of this Agreement

(c)The duties of Escrow Agent shall be as follows:

(i) During the term of this Agreement, Escrow Agent shall hold and deliver the Earnest Money in accordance with the terms and provisions of this Agreement.

(ii) If this Agreement shall be terminated by the mutual written agreement of Seller and Purchaser, or if Escrow Agent shall be unable to determine at any time to whom the Earnest Money should be delivered, or if a dispute shall develop between Seller and Purchaser concerning to whom the Earnest Money should be delivered, then in any such event, Escrow Agent may request joint written instructions from Seller and Purchaser and shall deliver the Earnest Money in accordance with such joint written instructions. In the event that such written instructions shall not be received by Escrow Agent within 10 days after Escrow Agent has served a written request for instructions upon Seller and Purchaser, Escrow Agent shall have the right to pay the Earnest Money into a court of competent jurisdiction and interplead Seller and Purchaser in respect thereof, and thereafter Escrow Agent shall be discharged of any obligations in connection with this Agreement.

(iii) If costs or expenses are incurred by Escrow Agent because of litigation or a dispute between Seller and Purchaser arising out of the holding of the Earnest Money in escrow, Seller and Purchaser shall each pay Escrow Agent one-half of such costs and expenses. Except for such costs and expenses, no fee or charge shall be due or payable to Escrow Agent for its services as escrow holder.

(iv) By joining herein, Escrow Agent undertakes only to perform the duties and obligations imposed upon it under the terms of this Agreement and expressly does not undertake to perform any of the other covenants, terms and provisions incumbent upon Seller and Purchaser hereunder.

(v) Purchaser and Seller hereby agree and acknowledge that Escrow Agent assumes no liability in connection herewith except for any loss, costs or damage arising out of Escrow Agent’s own negligence or willful misconduct; that Escrow Agent shall never be responsible for the validity, correctness or genuineness of any document or notice referred to under this Agreement; that Escrow Agent shall not be liable or responsible for any loss occurring which arises from bank failure or error, insolvency or suspension, or a situation or event which falls under the Federal Deposit Insurance Corporation (FDIC) coverage (Seller and Purchaser are aware that FDIC coverage applies to a maximum amount of [****] per depositor, as may be modified by the FDIC from time to time); and that Escrow Agent may seek advice from its own counsel and shall be fully protected in any action taken by it or omitted to be taken by it in good faith in accordance with the opinion of its counsel.

13.Assignment. This Agreement shall not be assignable or otherwise transferable (i) by Purchaser without the prior written consent of Seller, and (ii) by Seller without the prior written consent of Purchaser; provided, however, that Purchaser may, by written notice to Seller given no later than ten (10) days prior to the Closing Date, assign all or any portion of its rights and obligations under this Agreement to any entity directly or indirectly controlled by, controlling or under common control with, or whose timber investments are managed by, Purchaser (each an “Affiliate”). Any attempt to assign this Agreement without the prior written consent required by this Section 13 shall be void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, Seller or Purchaser shall have the right to cause the Closing to occur as part of a “like-kind” exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Seller and Purchaser shall cooperate with the other Party in effecting a qualifying like-kind exchange and to execute such documents as are reasonably necessary to effect such like-kind exchange, provided that such exchange must occur using a qualified intermediary, must not require either party to take title to any property other than the Property, must be at no cost or expense to the cooperating Party, and must not delay the date of Closing.

14.No Waiver. No action or failure to act by any party hereto shall constitute a waiver of any right or duty afforded to such party under this Agreement, nor shall any such action or failure to act constitute an approval of or acquiescence in any breach of this Agreement except as may be specifically agreed in writing.

15.Governing Law. This Agreement shall be governed by the laws of the State of Louisiana. Each party irrevocably submits to the jurisdiction of the Courts of the State of Louisiana for the purpose of any action or proceeding arising out of this Agreement.

16.Notice. Any and all notices, elections and communications required or permitted by this Agreement shall be made or given in writing and shall be delivered (i) in person, (ii) sent next day delivery by a nationally recognized overnight courier such as FedEx or UPS, (iii) sent by email transmission or (iv) sent by postage prepaid United States mail, certified or registered, return receipt requested, to the other parties at the addresses set forth below, or such other address as may be furnished by notice in accordance with this paragraph. The date of notice given by (a) personal delivery shall be the date of such delivery, (b) email transmission shall be the date of such delivery provided confirmation of delivery (which may be by electronic means) is received and such notice is also delivered by an approved method set forth in (i), (ii) or (iv) above. The effective date of notice by overnight courier or mail will be one (1) day after the date such notice is deposited with a nationally recognized overnight courier, or two (2) days after the date such notice is deposited with the United States Postal Service.

Seller:    John Hancock Life Insurance Company (U.S.A.)
c/o Manulife Investment Management Timberland and Agriculture Inc
13950 Ballantyne Corporate Place, Suite 150
Charlotte, NC 28277
[****]

with a copy to:    John Hancock Life Insurance Company (U.S.A.)
c/o Manulife Investment Management Timberland and Agriculture Inc
197 Clarendon Street, C-08-99
Boston, MA 02116
[****]

With additional copy to:    Womble Bond Dickinson (US), LLP
    One West Fourth Street
    Winston-Salem, NC 27101
[****]

Purchaser:            Rayonier Operating Company LLC
1 Rayonier Way

    Wildlight, FL 32097
    [****]

With a copy to:    Rayonier Operating Company LLC
    19950 7th Avenue, NE, Suite 2002
    Poulsbo, WA 98370
    [****]

With additional copy to:    Adams and Reese LLP
    11 N. Water Street, Suite 23200
    Mobile, AL 36602
    [****]

Escrow Agent:            First American Title Insurance Company
National Commercial Services
        3455 Peachtree Road NE, Suite 1700
        Atlanta GA 30326
        [****]

17.Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and cannot be amended or supplemented except by a written agreement signed by all parties.

18.Captions. The captions of paragraphs in this Agreement are for convenience and reference only and are not part of the substance hereof.

19.Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained in this Agreement, or the application thereof in any circumstance is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences of this Agreement, shall not be in any way impaired, it being the intention of the parties that this Agreement shall be enforceable to the fullest extent permitted by laws.

20.Counterparts. This Agreement may be executed in multiple counterparts which shall be construed together as one instrument. This Agreement, including any amendments thereto, may be executed and delivered by facsimile or electronic (PDF) transmission, with the intention that such facsimile or electronic signature and delivery shall have the same effect as an original signature and actual delivery.

21.Binding Effect. This Agreement shall bind the parties hereto and their respective heirs, legal representatives, successors and assigns.

22.Time. Time is of the essence of this Agreement.

23.Reservation of Access Easements. On or before Closing, Seller shall have the right to enter into and record certain access easements that will grant access (or reserve in favor of Seller, as appropriate) perpetual, non-exclusive easements over existing roads located on certain portions of the Property (collectively, the “New Easements”). To the extent affirmative action is necessary for Seller to acquire, grant or reserve the New Easements in favor of Seller or other owners whose timberlands are managed by Manulife Investment Management Timberland and Agriculture Inc or Manulife Investment Management Forest Management Inc, Purchaser and its Affiliates shall cooperate with Seller in such efforts, including executing all documents pertaining to the New Easements as are reasonably requested by Seller. Notwithstanding anything to the contrary set forth herein, on or prior to Closing, Seller shall have the right to execute and record the New Easements in a form reasonably acceptable to Seller and Purchaser. To the extent reasonably requested by Purchaser prior to the Closing, the New Easements shall include grants of easements to Purchaser for purposes of access to the Property over existing roads located on such other lands of Seller and its affiliates.

24.Confidentiality; Public Announcements. Except as provided below, each Party will hold, and will cause its directors, officers, employees, sources of debt and equity financing, agents, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information confidential in accordance with the terms of that certain Confidentiality Agreement dated, [****], entered into by and between the Parties (the “Confidentiality Agreement”). The terms of the Confidentiality Agreement are incorporated herein by reference. In the event of any conflict between the terms of the Confidentiality Agreement and this Agreement, the terms and conditions of this Agreement shall govern and control. Seller and Purchaser hereby agree that prior to the Closing, except as required by applicable laws or any applicable stock exchange rules, all press releases and other public announcements with respect to the transactions contemplated by this Agreement, including the time, form and content of such release or announcement, shall be made only with the mutual written agreement of Purchaser and Seller; provided, however, that any disclosure required to be made under applicable law may be made only if a party required to make such disclosure has determined in good faith that it is necessary to do so and has used reasonable efforts, prior to the issuance of the disclosure, to provide the other party with a copy of the proposed disclosure and to discuss the proposed disclosure with the other party.

25.Covenants.

(a) Subject to the terms and conditions of this Agreement and the Unrecorded Encumbrances, and except as otherwise contemplated hereby, Seller, from the date hereof through the Closing Date, shall maintain the Property in the ordinary course of Seller’s business in all material respects; provided, however, Seller shall have no obligation to perform any road or access work, site preparation or plant any seedlings.

(b) Subject to the terms and conditions of this Agreement, and except as Seller may otherwise agree in writing, Purchaser shall not interfere with Seller’s conduct of business with respect to the Property pending the Closing.

(c) [****]

26.Dates. The “Execution Date” of this Agreement will be the date the later of Seller and Purchaser has executed this Agreement, as indicated on the signature page(s) below. If any date set forth in this Agreement for the performance of any obligation by any Party, or for the delivery of any instrument or notice as herein provided, should be a Saturday, Sunday or legal holiday, the compliance with such obligation or delivery shall be deemed acceptable on the next day which is not a Saturday, Sunday or legal holiday.  As used in this Agreement, the term “business day” shall mean any day that is not a Saturday, a Sunday, a legal holiday in the United States of America, or a legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Louisiana for observance thereof.

27.Incorporation of Recitals Exhibits. All recitals, exhibits and schedules referred to herein are hereby incorporated in this Agreement as matters of contract by this reference.

28.Disclaimer; As Is; Waiver and Release.

(a)Purchaser acknowledges that, except as is specifically set forth in this Agreement and the closing documents to be delivered by Seller pursuant to the terms of 4(b) (collectively, the “Closing Documents”), Seller has not made, does not make and has not authorized anyone else to make, any representation, warranty or promise of any kind, including as to: (i) the existence or non-existence of access to or from the Property or any portion thereof; (ii) the location of the Property or any portion thereof within any flood plain, flood prone area, watershed or the designation of any portion thereof as “wetlands”; (iii) the availability of water, sewer, electrical, gas or other utility services at or on the Property; (iv) the number of acres or square footage in the Property; (v) the present or future physical condition or suitability of the Property for any purpose; (vi) the actual amount and type of Timber on the Property, if any; or (vii) any other matter or thing affecting or relating to the Property or this Agreement.

(b)PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS: (I) NO REPRESENTATIONS, WARRANTIES OR PROMISES, EXPRESS OR IMPLIED, HAVE BEEN OR ARE BEING MADE BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON, INCLUDING WITH RESPECT TO THE CONDITION OR VALUE OF THE PROPERTY, AND SELLER HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES RELATING TO THE PROPERTY, EITHER EXPRESS OR IMPLIED, INCLUDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND SUITABILITY FOR ITS INTENDED USE, AND (II) IN ENTERING INTO THIS AGREEMENT, PURCHASER HAS NOT RELIED ON AND DOES NOT RELY ON ANY SUCH REPRESENTATIONS, WARRANTIES OR PROMISES, EXPRESS OR IMPLIED, BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON. PURCHASER SHALL ACQUIRE THE PROPERTY IN “AS IS, WHERE IS, AND WITH ALL FAULTS” CONDITION ON THE CLOSING DATE, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE CLOSING DOCUMENTS.

(c)UPON THE CLOSING, SUBJECT TO SECTION 9.3, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING ADVERSE ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY SELLER’S OR PURCHASER’S INVESTIGATION, AND UPON THE CLOSING, SUBJECT TO SECTION 9.3, PURCHASER SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF PHYSICAL CONDITIONS OR VIOLATIONS OF ANY ENVIRONMENTAL LAWS; PROVIDED, HOWEVER, PURCHASER’S WAIVER AND RELEASE OF SELLER AS DESCRIBED ABOVE SHALL NOT PREVENT PURCHASER FROM JOINING SELLER AS A POTENTIALLY RESPONSIBLE PARTY IN ANY SUIT OR ACTION BROUGHT AGAINST PURCHASER BY A THIRD PARTY ARISING FROM THE ALLEGED BREACH OF ENVIRONMENTAL LAW WITH RESPECT TO THE PROPERTY PRIOR TO THE CLOSING DATE. PURCHASER OR ITS SUCCESSORS AND ASSIGNS SHALL HAVE NO OBLIGATION AT ANY TIME OR AS A RESULT OF THIS RELEASE TO INDEMNIFY, DEFEND OR SAVE HARMLESS SELLER FROM CLAIMS BY THIRD PARTIES FOR ANY CONDITIONS, ACTIONS OR OMISSIONS WHICH OCCURRED PRIOR TO THE CLOSING DATE REGARDLESS OF WHETHER CLAIMS ARE BROUGHT BEFORE OR AFTER CLOSING.

29.Property Data and Materials. Except for Seller’s representations and warranties set forth in this Agreement, Purchaser acknowledges that any information or materials provided or made available to Purchaser or its representatives in hard copy, by facsimile or electronic transmission or via the Box online data room for Project Tigercat established by Seller and Broker (the “Data Room”), including, without limitation, any cost or other estimates, projections, acreage, and timber information, the Title Commitment, other title commitments, and other title policies, are not and shall not be deemed representations or warranties by or on behalf of Seller and are not to be relied upon by Purchaser.

30.No Survival. Except as may otherwise expressly be provided herein, the provisions of this Agreement shall not survive the closing of the purchase and sale contemplated hereby and shall be merged into the delivery of the Deed and other documents and the payment of all monies pursuant hereto.

31.Conditions to Closing.
(a)The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

(i)No Injunction. There shall be no injunction, restraining order or decree of any nature of any court or governmental authority that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or imposes material conditions on such consummation not otherwise provided for herein.

(ii)No Investigation. No Party shall have been advised by any United States federal government agency (which advisory has not been officially withdrawn on or prior to the Closing Date) that such government agency is investigating the transactions contemplated by this Agreement to determine whether to file or commence any litigation that seeks or would seek to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement.

In the event any of the conditions set forth in this Section 31(a) are not satisfied or waived by both Parties in writing as of the Closing Date, either Party may terminate this Agreement by delivering written notice of the same to the other Party, in which event this Agreement shall terminate, the Earnest Money shall be returned immediately to Purchaser, and neither Party shall have any further liability hereunder (except for such liabilities as expressly survive termination of this Agreement); provided, however, (1) no Party shall have the right to terminate the Agreement as a result of the failure of a condition set forth in this Section 31(a)(i) and (ii), if the failure of such condition is the result of such Party’s default or breach of this Agreement.

(b)The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

(i)Title Policies. Purchaser shall have received in the form of a “marked binder” delivered at Closing, one or more owner’s policies of title insurance issued by the Title Company in the amount of the Purchase Price (as adjusted) insuring title to the Property as of the date of Closing, subject only to Permitted Encumbrances.

(ii)Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date).

(iii)Agreements and Covenants. Seller shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing.

(iv)Seller Deliveries. Seller shall have tendered for delivery or caused to be tendered for delivery to Purchaser the items set forth in Section 4(b).

In the event any of the conditions in this Section 31(b) are not satisfied or waived in writing by Purchaser as of the Closing Date, Purchaser may terminate this Agreement by delivering written notice to Seller in which event this Agreement shall terminate, the Earnest Money shall be returned immediately to Purchaser, and neither Party shall have any further liability hereunder (except for such liabilities as expressly survive the termination of this Agreement); provided, however, if the failure of such condition is a result of a default or breach by Seller, the terms of Section 12(b) shall apply.

(c)The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

(i)Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date).

(ii)Agreements and Covenants. Purchaser shall have performed or complied with, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(iii)Deliveries. Purchaser shall have tendered for delivery or caused to be tendered for delivery to Seller the items set forth in Section 4(c).

In the event any of the conditions in this Section 31(c) are not satisfied or waived in writing by Seller as of the Closing Date, Seller may terminate this Agreement by delivering written notice to Purchaser in which event this Agreement shall terminate, the Earnest Money shall be returned immediately to Purchaser, and neither Party shall have any further liability hereunder (except for such liabilities as expressly survive the termination of this Agreement); provided, however, if the failure of such condition is a result of a default or breach by Purchaser, the terms of Section 12(a) shall apply.

IN WITNESS WHEREOF, this Agreement has been duly executed, sealed and delivered by the parties hereto the day and year first above written.

Date of Seller’s Execution: October 21, 2022	SELLER: JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.) By: Manulife Investment Management Timberland and Agriculture Inc, its Advisor [****]

Date of Purchaser’s Execution: October 21, 2022	PURCHASER: RAYONIER OPERATING COMPANY LLC, a Delaware limited liability company [****]

SIGNATURES CONTINUED ON FOLLOWING PAGE

ESCROW AGENT: FIRST AMERICAN TITLE INSURANCE COMPANY [****]

Exhibits:

Exhibit A    -     Property
Exhibit A-1    -    GIS Maps
Exhibit A-2    -    Leased Property
Exhibit B    -    Permitted Encumbrances
Exhibit B-1    -    Lack of Access Parcels
Exhibit C-1    -    Schedule of Miscellaneous Agreements
Exhibit C-2    -     Schedule of Pay-As Cut Contracts
Exhibit C-3    -    Schedule of Lump Sum Contracts
Exhibit D    -    Act of Conveyance
Exhibit E    -    Form Assignment and Assumption of Unrecorded Encumbrances
Exhibit E-1    -    Form Assignment and Assumption of Property Lease
Exhibit F    -    Form of Owner’s Affidavit
Exhibit G    -    Value Table

Schedules:

Schedule 1(b)    -    Reserved Mineral Royalties
Schedule 5(c)    -    New Agreements
Schedule 9.1(d)    -    Environmental Matters
Schedule 9.1(e)    -    Notice of Violations
Schedule 9.1(f)    -    Threatened or Pending Actions
Schedule 9.1(h)    -    ESA Matters
Schedule 9.1(j) -    Boundary disputes/encroachments
Schedule 11(h)        Silvicultural Costs and Expenses

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally to the U.S. Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.